Exhibit 99.1
NEWS
CapitalSource Inc.
5404 Wisconsin Avenue
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President – Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
Amendment to CapitalSource Senior Secured Notes Approved
$150 million Stock Repurchase Plan Announced
CHEVY CHASE, MD, December 9, 2010 / PRNewswire/ — CapitalSource Inc. (NYSE: CSE) today announced that holders of its 12.75% First Priority Senior Secured Notes due 2014 have approved an amendment (the “Amendment”) which creates substantial financial flexibility, including the opportunity to buy back shares. As a result, the Company announced that its Board authorized the repurchase of up to $150 million of its common stock over a period of up to two years.
There are four principal components to the Amendment as follows:
•	The Company is permitted to use available cash to purchase its convertible debentures redeemable in July 2011 and July 2012;

•	The Company’s restricted payments capacity, which can be used for share repurchases among other purposes, was increased to approximately $164 million as of September 30, 2010 as a result of modifications to the formulas for calculating restricted payment capacity. The restricted payments formula was revised such that 75% of pre-tax earnings will be added to restricted payment capacity each quarter going forward.

•	The Company is permitted to contribute the equity in its remaining four securitizations to CapitalSource Bank. Those securitizations included $1.1 billion of loans and net equity of approximately $235 million as of September 30, 2010. Any such contributions may require regulatory or other approvals not related to the Senior Secured Notes; and

•	The Amendment provides added flexibility to leverage assets by allowing the Company to obtain secured debt with a minimum advance rate of 40%, rather than the previous 75% requirement.
“This Amendment accomplishes several important strategic objectives and accelerates our opportunity to return capital to shareholders in the form of the share buyback announced today,” said John K. Delaney, CapitalSource Executive Chairman. “The significant level of excess capital and our strong liquidity position at the parent company permit us to return capital to shareholders, enhance our industry leading capital levels at CapitalSource Bank, and position the Company for more rapid EPS growth.”

“The Amendment allows us to redeem our outstanding convertible debt with liquidity from our portfolio rather than through an expensive debt or dilutive equity transaction,” commented Donald F. Cole, CapitalSource Chief Financial Officer. “It also provides us with additional flexibility to utilize the significant amount of cash we expect to generate from the continuing liquidation of our parent company loan portfolio to reduce our level of excess capital.”
Any share repurchases made under the plan announced today will be made through open market purchases or privately negotiated transactions from time to time for a period of up to two years. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the period and the plan may be suspended or discontinued at any time.
About CapitalSource
CapitalSource Inc. (NYSE: CSE), through its wholly owned subsidiary CapitalSource Bank, provides financial products nationwide to small and middle market businesses and offers depository products and services in southern and central California. As of September 30, 2010, CapitalSource had total assets of $9.6 billion and $4.6 billion in deposits. Visit www.capitalsource.com and www.capitalsourcebank.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements, plans, and expectations regarding expected cash generation related to the liquidation of our parent company loan portfolio and our share repurchase program, which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “expect,” “plan,” “will,” “continue,” “should,” “would,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: our borrowers may not pay down their loans in accordance with our expected timing or at all; we may not be able to consummate sales of certain loans for cash proceeds or at all; we may experience unforeseen liquidity demands; and other factors described in CapitalSource’s 2009 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.